Exhibit (e)(4)

NON-DISCLOSURE AGREEMENT

In connection with our consideration of a possible transaction with Epolin, Inc. (the “Company”) to acquire all of the outstanding securities of the Company, we have requested financial and other information concerning the business and affairs of the Company.  As a condition to the Company’s furnishing to us and our representatives (including any potential financing sources) financial and other information which has not theretofore been made available to the public, we agree to treat all such non-public information furnished to us by the Company or its representatives on and after the date of this agreement (herein collectively referred to as the “Evaluation Material”), as follows:

1.
We recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if information contained therein is disclosed to any third party.  We also recognize and acknowledge that the Evaluation Material is being provided to us in reliance upon our acceptance of the terms of this agreement.

2.
We agree that the Evaluation Material will be used solely for the purpose of evaluating the proposed transaction.  We also agree that we, our directors, officers, employees and agents and representatives of our advisors, herein collectively referred to as “Our Representatives,” will not disclose any of the Evaluation Material now or hereafter received or obtained from the Company or its representatives to any third party or otherwise use or permit the use of the Evaluation Material in any way detrimental to the Company, except as required by applicable law or legal process, without the prior written consent of the Company, provided, however, that any such information may be disclosed to such of Our Representatives who need to know such information for the purpose of evaluating the proposed transaction.

3.
In the event that the transaction contemplated by this agreement is not consummated, all Evaluation Material (and all copies, summaries, and notes of the contents or parts thereof) shall be destroyed upon the Company’s request and not retained by us or Our Representatives in any form or for any reason; provided, however, that we may retain one copy thereof (i) for record retention purposes to the extent required by applicable law or regulation, and (ii) for the purpose of defending or maintaining any litigation (including any administrative proceeding) relating to this agreement or such Evaluation Material. For the purposes of this paragraph, “destroyed” shall mean with respect to electronically stored data, the expungement thereof from any computer, word processor or other device containing such material to the extent practicable.

4.
We and Our Representatives shall have no obligation hereunder with respect to any information in the Evaluation Material to the extent that such information (i) becomes generally available to the public other than as a result of a disclosure by us or Our Representatives in breach of this agreement, (ii) was available to us on a non-confidential basis prior to the disclosure by the Company, (iii) becomes available to us on a non-confidential basis from a source other than the Company, provided that such source was not under a legal obligation to refrain from such disclosure, or (iv) was independently developed by us without reference to such Evaluation Material.

5.
The provisions of this agreement relating to confidentiality shall terminate three years from the date hereof.  The invalidity or unenforceability of any provision of this agreement shall not affect the validity or unenforceability of any other provision.  This agreement shall be governed by the laws of the State of New Jersey applicable to agreements made and to be performed within.

6.
We hereby acknowledge that we are aware, and that we will advise Our Representatives who are informed as to the matters which are the subject of this agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.
For a period of one year from the date hereof, neither we nor any of our affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended) or any of Our Representatives shall, without the prior written consent of the Company, directly or indirectly, make, or in any way participate, in any  tender or exchange offer or similar transaction involving the securities of the Company, except with respect to a transaction to acquire no less than all of the outstanding securities of the Company.

8. We agree that we shall be responsible for any breach hereof by us or Our Representatives.  It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company may be entitled to an injunction and other equitable relief as a remedy for breach hereof.   Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or in equity to the Company.

ACKNOWLEDGED, ACCEPTED AND AGREED as of the 15th day of August, 2011.

Polymathes Capital LLC

By:	/s/ John Wachter
Name:	John Wachter
Title:
20 Nassau Street | Ste. M
Princeton, NJ | 08542
(o) 609-945-1690